EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Sirs,

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the “Company”) relating to the registration of an additional 600,000 Ordinary Shares, par value NIS 0.1 per share, of the Company authorized for issuance under its 2000 Employee Stock Option Plan, of our report dated January 28, 2004 relating to the balance sheet of Magic Benelux B.V., a wholly-owned subsidiary of the Company, as of December 31, 2003, and the related statements of operations and changes in shareholders' equity for the year ended December 31, 2003, which report appears in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

/s/ Mock & Partners

March 2, 2006	Mock & Partners Registeraccountants

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